Exhibit 10.7

Advertising Agency Agreement

This Advertising Agency Agreement (this “Agreement”) is made in Beijing, the People’s Republic of China (“PRC” or “China”) on January 22, 2008 by and between:

Party A:	Beijing Guang Er Gao Zhi Film and Television Production Company Ltd.

	Registered address:	Suite 813, 8th Floor, Corporate Square, 35 Finance Street, Xicheng District, Beijing

	Legal representative:	Guan Heping

Party B:	Mass Media & Universal International Advertising Co., Ltd.

	Registered address:	Suite 1014B, Main Building of Tian’an Cyber Times Tower Chegongmiao Road, Futian District, Shenzhen

	Legal representative:	Zhang Kun

(each a “Party”, and collectively the “Parties”)

Whereas,

(1)	Party A is a limited liability company duly established and validly existing under the laws of the PRC;

(2)	Party B is a foreign-invested enterprise duly established and validly existing under the laws of the PRC;

(3)	Party A and Party B executed the Advertising Agency Strategic Cooperation Framework Agreement dated December 20, 2007 (the “Framework Agreement”), whereby, Party A shall, after duly securing the advertising rights with respect to the advertising time slots on any channels or programs of CCTV network and/or any local TV stations, notify Party B thereof for Party B to decide at its sole discretion, whether it would exercise the advertising rights with respect to such advertising time slots; and

(4)	Party A executed with CCTV Advertising Department the CCTV Media Resource Purchase Agreement dated January 12, 2008, whereby, Party A has secured the advertising rights with respect to the advertising time slots for First News on CCTV-2, the economic channel of the CCTV network; and the CCTV Media Resource Purchase Agreement dated January 13, 2008, whereby, Party A has secured the advertising rights with respect to the advertising time slots package for news broadcast on CCTV-4, CCTV’s International Channel in Chinese language.

NOW, THEREFORE, subject to the Contract Law of the PRC, the Advertising Law of the PRC and other relevant PRC laws and regulations, Party A and Party B, reached an agreement as follows with respect to the advertising rights obtained by Party A on behalf of Party B with respect to the advertising time slots for First News on CCTV-2 and the advertising time slots package for news broadcast on CCTV-4:

Article 1 Advertising Agency

1.1	Party A hereby grants Party B the advertising rights with respect to the advertising time slots for First News on CCTV-2 and the advertising time slots package for news broadcast on CCTV-4 secured by Party B.

1.2	Party A hereby confirms that Party A may not by itself, or authorize any advertising agency other than Party B to, exercise the advertising rights with respect to the advertising time slots secured by it under Section 1.1. Otherwise, Party B shall have the right to claim compensation from Party A for any and all the losses caused thereby.

1.3	Party B shall assume all the rights and obligations of Party A under each of the CCTV Media Resource Purchase Agreement and the CCTV Media Resource Purchase Agreement by and between Party A and CCTV. Party B shall comply with relevant provisions of the above two agreements. Any advertising activities in violation of either of the above two agreements shall be void.

1.4	Party B hereby confirms that within the term of this Agreement, it may not subcontract the advertising rights granted to it by Party A hereunder. Otherwise, Party A shall have the right to terminate this Agreement, with any and all the losses and liabilities so caused to be borne by Party B.

1.5	Party A hereby represents and warrants that its execution and performance of this Agreement will not violate either of the CCTV Program Advertising Purchase Agreement and the CCTV Media Resource Purchase Agreement, and it has duly and validly obtained the prior consent or authorization from CCTV Advertising Department, if required.

1.6	Party A hereby undertakes that for the purpose of the performance of Section 1.3 above, Party A will provide Party B with all reasonable and necessary assistance and support, including but not limited to (i) accepting and confirming any action taken by Party B in the name of Party A as required, and (ii) promptly and duly taking any action required to be taken by Party A.

Article 2 Term of Advertising Agency

2.1	In accordance with the term of Party A’s advertising rights with respect to the relevant advertising time slots agreed by and between Party A and CCTV, the term of Party B’s advertising rights with respect to the relevant advertising time slots shall be from January 1, 2008 to December 31, 2008 (the “Agency Term”).

2.2	Within the Agency Term, Party B shall have the right to receive the revenue and associated derivative revenue generated from the exercise of the advertising rights with respect to the relevant advertising time slots. Party B undertakes to Party A that it will pay Party A the advertising rights contracting fees.

Article 3 Advertising Rights Contracting Fees

3.1	The advertising rights contracting fees with respect to the advertising time slots for First News on CCTV-2, payable by Party B to Party A, shall be equal to 70% of the payment to be made by Party A to CCTV for the advertising rights secured by Party A from CCTV. Such payment shall be equal to the actual length of time of advertisement broadcast multiplied by the unit price RMB25,200/30 seconds. With respect thereto, Party B shall pay Party A RMB500,000 as a deposit prior to January 31, 2008. Such deposit shall be returned to Party B upon Party B’s full payment of the total amount of advertising rights contracting fees or set off against the corresponding amount of the advertising rights contracting fees due from Party B.

3.2	The advertising rights contracting fees with respect to advertising time slots package for news broadcast on CCTV-4 payable by Party B to Party A shall be equal to RMB163,200,000. With respect thereto, Party B shall pay Party A RMB500,000 as a deposit prior to January 31, 2008. Such deposit shall be returned to Party B upon Party B’s full payment of the total amount of the advertising rights contracting fees or set off against the corresponding amount of the adverting rights contracting fees due from Party B.

3.3	Party B shall fully pay the advertising rights contracting fees described in Sections 3.1 and 3.2 above to a bank account designated by Party A prior to January 31, 2009. In case Party B fails to fully pay the advertising rights contracting fees according to the above schedule, Party A will not reserve for Party B the advertising time slots contemplated hereunder and shall not be required to return any deposit.

Article 4 Default Liabilities

4.1	Where either Party fails to perform any of its obligations hereunder or any portion thereof, or its performance of any of its obligations hereunder fails to comply with the relevant terms hereof; and such failure is not caused by force majeure, or is caused by force majeure but such Party fails to promptly notify the other Party of the occurrence of the force majeure event, such Party shall assume such default liabilities as continued performance, remedial measures or compensation for the losses.

4.2	Each of Party A and Party B shall strictly comply with this Agreement and relevant laws, regulations, policies and rules. Where either Party breaches this Agreement, the non-defaulting Party will pursue the defaulting Party for legal liabilities. The defaulting Party shall indemnify the non-defaulting Party against any and all the losses sustained by the non-defaulting Party arising from such breach, unless otherwise specified herein.

Article 5 Dispute Resolution and Governing Law

5.1	Any dispute or disagreement between Party A and Party B with respect to the content or performance of this Agreement shall first be resolved between the Parties through friendly negotiations. Where such dispute or disagreement fails to be resolved through friendly negotiations within thirty (30) days as of the occurrence thereof, either of Party A or Party B may refer such dispute or disagreement to a court located in the place where this Agreement is to be performed for resolution through litigation.

5.2	The execution, performance and interpretation of, and the resolution of any dispute under this Agreement, shall be governed by the laws of the PRC.

Article 6 Effectiveness and Termination

6.1	This Agreement shall take effect as of the date on which this Agreement is duly signed and sealed by the legal or authorized representative of each Party and shall remain effective for one year from January 1, 2008 to December 31, 2008.

6.2	At any time within the term of this Agreement, the Parties may terminate this Agreement by mutual agreement.

6.3	Any premature termination of this Agreement in accordance with this Agreement or any other termination of this Agreement required by applicable laws, regulations or rules, shall not prejudice any right available to and/or any obligation imposed on either Party as a result of its performance of this Agreement prior to such termination.

Article 7 Miscellaneous

7.1	Each of the Parties hereby warrants to the other that its execution and performance of this Agreement (i) falls within its scope of power and business, (ii) has been duly authorized by its requisite corporate actions, and (iii) does not violate any law or restriction by which it is bound or affected. This Agreement, upon execution, shall constitute the legal, valid and binding obligations of both Parties enforceable against them in accordance with its terms.

7.2	The relevant basic principles established by the Parties in the Framework Agreement and the representations, warranties and covenants made by the Parties in the Framework Agreement shall be applicable to and binding upon this Agreement.

7.3	Any amendment to, modification of or supplement to this Agreement shall be set forth in a written instrument executed by both Parties, and shall constitute an integral part of this Agreement.

7.4	This Agreement shall be executed in two (2) counterparts, with each of Party A and Party B to hold one (1). Each counterpart, upon execution, shall have equal legal force.

7.5	Any matter not covered hereunder shall be resolved by the Parties through negotiations in good faith.

Party A: Beijing Guang Er Gao Zhi Film and Television Production Company Ltd. (affixed with company seal)

Signed by Legal or Authorized Representative:	/s/ Guan Heping

Telephone:

Facsimile:

Dated: January 22, 2008

Party B: Mass Media & Universal International Advertising Co., Ltd. (affixed with company seal)

Signed by Legal or Authorized Representative:	/s/ Cheng Shuo

Telephone:

Facsimile:

Dated: January 22, 2008

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